Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form F-3 (No. 333-137695) of América Móvil, S.A.B. de C.V., the Registration Statement on Form F-3 (No. 333-137695-01) of Radiomóvil Dipsa, S.A. de C.V. and in the related prospectus of our reports dated June 23, 2009, with respect to the consolidated financial statements of América Móvil, S.A.B. de C.V., and the effectiveness of internal control over financial reporting of América Móvil, S.A.B. de C.V., included in this annual report (Form 20-F) for the year ended December 31, 2008.

Mancera, S.C.
A member firm of
Ernst & Young Global

/s/ C.P.C. AGUSTÍN AGUILAR LAURENTS
C.P.C. Agustín Aguilar Laurents

Mexico City, Mexico

June 23, 2009